Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 14, 2020
SECOND QUARTER 2020 RESULTS AND KEY METRICS	CEO COMMENTARY

NET INCOME OF $1.3 BILLION ($0.50 PER SHARE)

REVENUES OF $19.8 BILLION

RETURNED $1.1 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

BOOK VALUE PER SHARE OF $83.41

TANGIBLE BOOK VALUE PER SHARE OF $71.15[5]

New York, July 14, 2020 – Citigroup Inc. today reported net income for the second quarter 2020 of $1.3 billion, or $0.50 per diluted share, on revenues of $19.8 billion. This compared to net income of $4.8 billion, or $1.95 per diluted share, on revenues of $18.8 billion for the second quarter 2019.

Revenues increased 5% from the prior-year period, primarily reflecting higher revenues in Fixed Income Markets and Investment Banking, both in the Institutional Clients Group (ICG), partially offset by lower revenues in Global Consumer Banking (GCB). Net income declined 73% from the prior-year period, driven by substantially higher allowance for credit loss reserves (ACL), primarily reflecting the deterioration in Citi’s view of the macroeconomic outlook since the end of the first quarter under the Current Expected Credit Loss standard (CECL), as well as downgrades in the corporate loan portfolio, in both cases driven by the continued impact of the COVID-19 pandemic. The reserve build also includes an additional qualitative management adjustment to reflect the potential for a higher level of stress and/or a somewhat slower economic recovery. Earnings per share of $0.50 decreased 74% from the prior-year period, reflecting the decline in net income.

Percentage comparisons throughout this press release are calculated for the second quarter 2020 versus the second quarter 2019, unless otherwise specified.

Michael Corbat, Citi CEO, said,  “While credit costs weighed down our net income, our overall business performance was strong during the quarter, and we have been able to navigate the COVID-19 pandemic reasonably well. The Institutional Clients Group had an exceptional quarter, marked by an increase in Fixed Income of 68%. Global Consumer Banking revenues were down as spending slowed significantly due to the pandemic.

“We entered this crisis from a position of strength. During the quarter, our regulatory capital increased and our CET1 ratio improved to 11.5%, comfort-ably above our new regulatory minimum of 10%.  We continued to add to our substantial levels of liquidity and our balance sheet has plenty of capacity to serve our clients. With a sharp emphasis on risk management, we are prepared for a variety of scenarios and will continue to operate our institution prudently given this unprecedented situation,” Mr. Corbat concluded.

Citigroup ($in millions, except as otherwise noted)	2Q'20	1Q'20	2Q'19	QoQ%	YoY%
Global Consumer Banking	7,339	8,174	8,133	(10)%	(10)%
Institutional Clients Group	12,137	12,484	10,055	(3)%	21%
Corporate / Other	290	73	570	NM	(49)%
Total Revenues	$19,766	$20,731	$18,758	(5)%	5%

Expenses	$10,415	$10,594	$10,500	(2)%	(1)%

Net Credit Losses	2,206	2,108	1,963	5%	12%
Net ACL Build / (Release)(a)	5,603	4,893	111	15%	NM
Other Provisions(b)	94	26	19	NM	NM
Total Cost of Credit	$7,903	$7,027	$2,093	12%	NM

Income from Continuing Operations Before Taxes	$1,448	$3,110	$6,165	(53)%	(77)%
Provision for Income Taxes	131	576	1,373	(77)%	(90)%
Income from Continuing Operations	$1,317	$2,534	$4,792	(48)%	(73)%
Net Income (Loss) from Discontinued Operations	(1)	(18)	17	94%	NM
Non-Controlling Interest	-	(6)	10	100%	(100)%
Citigroup Net Income	$1,316	$2,522	$4,799	(48)%	(73)%

Revenues
North America	9,729	10,171	8,598	(4)%	13%
EMEA	3,392	3,470	2,960	(2)%	15%
Latin America	2,257	2,617	2,627	(14)%	(14)%
Asia	4,098	4,400	4,003	(7)%	2%
Corporate / Other	290	73	570	NM	(49)%

EOP Assets ($B)	2,233	2,220	1,988	1%	12%
EOP Loans ($B)	685	721	689	(5)%	-
EOP Deposits ($B)	1,234	1,185	1,046	4%	18%

Common Equity Tier 1 Capital Ratio(3)	11.5%	11.2%	11.9%
Supplementary Leverage Ratio(3)	6.7%	6.0%	6.4%
Return on Average Common Equity	2.4%	5.2%	10.1%
Book Value per Share	$83.41	$83.75	$79.40	-	5%
Tangible Book Value per Share	$71.15	$71.52	$67.64	(1)%	5%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $19.8 billion in the second quarter 2020 increased 5%, primarily reflecting the higher revenues in Fixed Income Markets and Investment Banking, partially offset by the lower revenues in GCB.

Citigroup operating expenses of $10.4 billion in the second quarter 2020 decreased 1%, as efficiency savings, and lower marketing and other discretionary spend more than offset higher compensation expense, investments and COVID-19 related expenses.

Citigroup cost of credit of $7.9 billion in the second quarter 2020 compared to $2.1 billion in the prior-year period, reflecting the ACL builds related to the deterioration in Citi’s macroeconomic outlook since the end of the first quarter, the corporate loan downgrades and the qualitative management adjustment.

Citigroup net income of $1.3 billion in the second quarter 2020 declined 73%, driven by the higher cost of credit, partially offset by the higher revenues and a lower effective tax rate. Citigroup’s effective tax rate was 9% in the current quarter compared to 22% in the second quarter 2019, reflecting a higher relative impact from tax advantaged investments and other tax benefit items this quarter given the lower level of pre-tax income.

Citigroup’s allowance for credit losses on loans was $26.4 billion at quarter end, or 3.89% of total loans, compared to $12.5 billion, or 1.82% of total loans, at the end of the prior-year period. Total non-accrual assets grew 58% from the prior-year period to $5.9 billion. Consumer non-accrual loans declined 7% to $1.8 billion, while corporate non-accrual loans of $4.0 billion increased from $1.7 billion in the prior year period.

Citigroup’s end-of-period loans were $685 billion as of quarter end, largely unchanged from the prior-year period. Excluding the impact of foreign exchange translation6, end-of-period loans grew 1%, driven by 5% growth in ICG, partially offset by lower loans in GCB and the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.2 trillion as of quarter end, an increase of 18% from the prior-year period. In constant dollars, Citigroup’s end-of-period deposits increased 20%, driven by 15% growth in GCB and 22% growth in ICG.

Citigroup’s book value per share of $83.41 and tangible book value per share of $71.15 each increased 5% versus the prior-year period, driven by a reduction in common shares outstanding. At quarter end, Citigroup’s CET1 Capital ratio was 11.5%, up from the prior quarter, primarily reflecting a decline in risk-weighted assets. Citigroup’s SLR for the second quarter 2020 was 6.7%, an increase from the prior quarter. During the quarter, Citigroup returned a total of $1.1 billion to common shareholders in the form of dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	2Q'20	1Q'20	2Q'19	QoQ%	YoY%
North America	4,742	5,224	4,966	(9)%	(5)%
Latin America	1,050	1,199	1,320	(12)%	(20)%
Asia(a)	1,547	1,751	1,847	(12)%	(16)%
Total Revenues	$7,339	$8,174	$8,133	(10)%	(10)%

Expenses	$4,013	$4,368	$4,471	(8)%	(10)%

Net Credit Losses	1,887	1,983	1,870	(5)%	1%
Net ACL Build / (Release)(b)	1,960	2,828	94	(31)%	NM
Other Provisions(c)	38	20	19	90%	100%
Total Cost of Credit	$3,885	$4,831	$1,983	(20)%	96%

Net Income (Loss)	$(396)	$(754)	$1,300	47%	NM

Retail Banking	2,836	3,046	3,202	(7)%	(11)%
Cards	4,503	5,128	4,931	(12)%	(9)%
Total Revenues	$7,339	$8,174	$8,133	(10)%	(10)%

Key Indicators ($B)
Retail Banking Average Loans	122	123	118	(1)%	3%
Retail Banking Average Deposits	302	290	275	4%	10%
Investment AUMs	187	167	191	12%	(2)%
Cards Average Loans	150	167	162	(10)%	(8)%
Cards Purchase Sales	108	128	142	(15)%	(24)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for benefits and claims, HTM debt securities and other assets.

Global Consumer Banking

GCB revenues of $7.3 billion decreased 10% on a reported basis and 7% in constant dollars, as lower loan volumes and lower interest rates across all regions offset strong deposit growth, reflecting the continued impact of COVID-19.

North America GCB revenues of $4.7 billion decreased 5%. Citi-Branded Cards revenues of $2.2 billion increased 1%, as lower purchase sales and lower average loans were more than offset by a favorable mix shift toward interest earning balances, which supported net interest revenues. Citi Retail Services revenues of $1.4 billion decreased 13%, reflecting higher partner payments and lower average loans. Retail Banking revenues of $1.1 billion decreased 3%, as the benefit of stronger deposit volumes and improvement in mortgage revenues were more than offset by lower deposit spreads.

Latin America GCB revenues of $1.1 billion declined 20% on a reported basis and 7% in constant dollars, driven by lower card purchase sales, a decline in loan volumes and lower deposit spreads.

Asia GCB revenues of $1.5 billion declined 16% on a reported basis and 15% in constant dollars, on lower card purchase sales and lower deposit spreads, even as deposit volume growth remained strong.

GCB operating expenses of $4.0 billion decreased 10% on a reported basis and 8% in constant dollars, as efficiency savings, lower volume-related expenses and reductions in marketing and other discretionary spending were partially offset by increases in COVID-19 related expenses.

GCB cost of credit of $3.9 billion increased significantly on a reported basis and in constant dollars. The increase reflects larger ACL builds related to the deterioration in Citi’s macroeconomic outlook, partially offset by the impact of a change in accounting for third party collection fees.

GCB net loss of $(0.4) billion compared to income of $1.3 billion in the prior-year period, on a reported basis and in constant dollars, driven by the higher cost of credit and the lower revenues, partially offset by the lower expenses.

Institutional Clients Group ($in millions)	2Q'20	1Q'20	2Q'19	QoQ%	YoY%
Treasury & Trade Solutions	2,307	2,423	2,587	(5)%	(11)%
Investment Banking	1,759	1,354	1,283	30%	37%
Private Bank(a)	956	949	866	1%	10%
Corporate Lending(a)	646	448	725	44%	(11)%
Total Banking	5,668	5,174	5,461	10%	4%
Fixed Income Markets	5,595	4,786	3,323	17%	68%
Equity Markets	770	1,169	790	(34)%	(3)%
Securities Services	619	645	682	(4)%	(9)%
Other	(84)	(106)	(126)	21%	33%
Total Markets & Securities Services	6,900	6,494	4,669	6%	48%
Product Revenues(a)	$12,568	$11,668	$10,130	8%	24%
Gain / (Loss) on Loan Hedges	(431)	816	(75)	NM	NM
Total Revenues	$12,137	$12,484	$10,055	(3)%	21%

Expenses	$5,933	$5,810	$5,548	2%	7%

Net Credit Losses	324	127	91	NM	NM
Net ACL Build / (Release)(b)	3,477	1,869	41	86%	NM
Other Provisions(c)	53	8	-	NM	NM
Total Cost of Credit	$3,854	$2,004	$132	92%	NM

Net Income	$1,875	$3,627	$3,415	(48)%	(45)%

Revenues
North America	4,987	4,947	3,632	1%	37%
EMEA	3,392	3,470	2,960	(2)%	15%
Latin America	1,207	1,418	1,307	(15)%	(8)%
Asia	2,551	2,649	2,156	(4)%	18%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 7.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for benefits and claims, HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $12.1 billion increased 21%, as strong performance in Fixed Income Markets, Investment Banking, and the Private Bank was partially offset by lower revenues in Treasury and Trade Solutions, Corporate Lending and Securities Services.

Banking revenues of $5.2 billion decreased 3% versus the prior year (including gain / (loss) on loan hedges)7. Treasury and Trade Solutions revenues of $2.3 billion declined 11% on a reported basis and 7% in constant dollars, as strong client engagement and growth in deposits were more than offset by the impact of lower interest rates and reduced commercial card spend. Investment Banking revenues of $1.8 billion increased 37%, with strong growth in debt and equity underwriting. Advisory revenues decreased 1% to $229 million, while equity underwriting revenues increased 56% to $491 million and debt underwriting revenues increased 41% to $1.0 billion. Private Bank revenues of $956 million increased 10% (excluding gain / (loss) on loan hedges), driven by increased capital markets activity, and higher lending and deposit volumes, partially offset by lower deposit spreads, reflecting the impact of lower rates. Corporate Lending revenues of $646 million declined 11% (excluding gain / (loss) on loan hedges), as higher loan volumes were more than offset by lower spreads.

Markets and Securities Services revenues of $6.9 billion increased 48%. Fixed Income Markets revenues of $5.6 billion increased 68%, reflecting strength in rates and currencies, spread products and commodities. Equity Markets revenues of $770 million decreased 3%, as solid performance in cash equities was more than offset by lower revenues in derivatives and prime finance, reflecting a more challenging environment. Securities Services revenues of $619 million decreased 9% on a reported basis and 5% in constant dollars, as higher deposit volumes were more than offset by lower spreads, given lower interest rates.

ICG net income of $1.9 billion decreased 45%, as the revenue growth was more than offset by higher cost of credit and expenses. ICG operating expenses increased 7% to $5.9 billion, as efficiency savings were more than offset by higher compensation costs, continued investments, and volume-driven growth. ICG cost of credit included net credit losses of $324 million, compared to $91 million in the prior-year period, and an ACL build of $3.5 billion compared to a build of $41 million in the prior-year period, reflecting the impact of a deterioration in Citi’s macroeconomic outlook, as well as downgrades in the corporate loan portfolio.

Corporate / Other ($in millions)	2Q'20	1Q'20	2Q'19	QoQ%	YoY%
Revenues	$290	$73	$570	NM	(49)%

Expenses	$469	$416	$481	13%	(2)%

Net Credit Losses	(5)	(2)	2	NM	NM
Net ACL Build / (Release)(a)	166	196	(24)	(15)%	NM
Other Provisions(b)	3	(2)	-	NM	NM
Total Cost of Credit	$164	$192	$(22)	(15)%	NM

Income (Loss) from Continuing Operations before Taxes	$(343)	$(535)	$111	36%	NM

Income Taxes (Benefits)	(178)	(198)	45	10%	NM

Net Income (Loss)	$(163)	$(351)	$84	54%	NM

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues of $290 million decreased 49%, reflecting the wind-down of legacy assets and the impact of lower rates, partially offset by AFS gains as well as positive marks on legacy securities, as spreads tightened during the quarter.

Corporate / Other expenses of $469 million decreased 2%, as the wind-down of legacy assets was partially offset by higher infrastructure costs, as well as incremental costs associated with COVID-19.

Corporate / Other loss from continuing operations before taxes of $(343) million compared to income of $111 million in the prior-year period, driven by higher ACL builds on our legacy portfolio, and the lower revenues, partially offset by the decrease in expenses.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 4199384.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2020 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others, macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, financial markets and consumer and corporate customers and clients, including economic activity and employment, as well as the various actions taken in response by governments, central banks and others, including Citi, and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s First Quarter 2020 Form 10-Q and Citigroup’s 2019 Form 10- K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Jennifer Lowney	(212) 793-3141	Investors:	Elizabeth Lynn	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($ in millions)	2Q'20
Net Income	$1,316
Less: Preferred Dividends	253
Net Income to Common Shareholders	$1,063

Common Share Repurchases	-
Common Dividends	1,071
Total Capital Returned to Common Shareholders	$1,071

Payout Ratio	101%

Average TCE	$148,516

RoTCE	2.9%

Appendix B

Citigroup ($ in billions)	2Q'20	2Q'19
Reported EOP Loans	$685	$689
Impact of FX Translation	-	(10)
EOP Loans in Constant Dollars	$685	$678

Reported EOP Deposits	$1,234	$1,046
Impact of FX Translation	-	(16)
EOP Deposits in Constant Dollars	$1,234	$1,030
Note: Totals may not sum due to rounding.

Global Consumer Banking ($in millions)	2Q'20	2Q'19
Reported Revenues	$7,339	$8,133
Impact of FX Translation	-	(228)
Revenues in Constant Dollars	$7,339	$7,905

Reported Expenses	$4,013	$4,471
Impact of FX Translation	-	(121)
Expenses in Constant Dollars	$4,013	$4,350

Reported Cost of Credit	$3,885	$1,983
Impact of FX Translation	-	(57)
Cost of Credit in Constant Dollars	$3,885	$1,926

Reported Net Income	$(396)	$1,300
Impact of FX Translation	-	(33)
Net Income in Constant Dollars	$(396)	$1,267
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($in millions)	2Q'20	2Q'19
Reported Revenues	$1,050	$1,320
Impact of FX Translation	-	(193)
Revenues in Constant Dollars	$1,050	$1,127
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($in millions)	2Q'20	2Q'19
Reported Revenues	$1,547	$1,847
Impact of FX Translation	-	(35)
Revenues in Constant Dollars	$1,547	$1,812
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions ($in millions)	2Q'20	2Q'19
Reported Revenues	$2,307	$2,587
Impact of FX Translation	-	(98)
Revenues in Constant Dollars	$2,307	$2,489
Note: Totals may not sum due to rounding.

Securities Services ($in millions)	2Q'20	2Q'19
Reported Revenues	$619	$682
Impact of FX Translation	-	(28)
Revenues in Constant Dollars	$619	$654
Note: Totals may not sum due to rounding.

Appendix C

($in millions)	2Q'20(1)	1Q'20	2Q'19

Citigroup Common Stockholders' Equity(2)	$173,793	$174,502	$179,534
Add: Qualifying noncontrolling interests	145	138	154
Regulatory Capital Adjustments and Deductions:
Add: CECL transition and 25% provision deferral(3)	5,612	4,300	-
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax(4)	2,094	2,020	75
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(5)	393	2,838	(85)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(6)	20,275	20,123	21,793
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,866	3,953	4,264
Defined benefit pension plan net assets	960	1,052	969
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	12,313	12,259	11,547
Common Equity Tier 1 Capital (CET1)(3)	$139,649	$136,695	$141,125

Risk-Weighted Assets (RWA)(3)(7)	$1,210,429	$1,224,136	$1,187,328

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.5%	11.2%	11.9%

Note: Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Advanced Approaches framework as of June 30, 2020 and March 31, 2020, and the U.S. Basel III Standardized Approach framework for all prior periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 3 at the end of this press release for additional information.
(4)	Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.
(5)	The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.
(6)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(7)	RWA excludes assets acquired pursuant to a non-recourse loan provided under the Money Market Mutual Fund Liquidity Facility. Additionally, loans originated under the Paycheck Protection Program receive a 0% risk weight.

Appendix D

($ in millions)	2Q'20(1)	1Q'20	2Q'19

Common Equity Tier 1 Capital (CET1)(2)	$139,649	$136,695	$141,125

Additional Tier 1 Capital (AT1)(3)	17,990	17,609	17,981

Total Tier 1 Capital (T1C) (CET1 + AT1)	$157,639	$154,304	$159,106

Total Leverage Exposure (TLE)(2)(4)	$2,366,514	$2,585,730	$2,499,787

Supplementary Leverage Ratio (T1C / TLE)	6.7%	6.0%	6.4%

(1)	Preliminary.
(2)	Please refer to Footnote 3 at the end of this press release for additional information.
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.
(4)	Commencing with the second quarter of 2020, Citigroup's TLE reflects the benefit of the temporary exclusion of U.S. Treasuries and deposits at Federal Reserve banks under the FRB interim final rule. Additionally, TLE excludes assets acquired pursuant to a non-recourse loan provided under the Money Market Mutual Fund Liquidity Facility, as well as exposures pledged as collateral pursuant to a non-recourse loan that is provided as part of the Paycheck Protection Program Lending Facility.

Appendix E

($ and shares in millions, except per share amounts)	2Q'20(1)	1Q'20	2Q'19

Common Stockholders' Equity	$173,642	$174,351	$179,379
Less:
Goodwill	21,399	21,264	22,065
Intangible Assets (other than MSRs)	4,106	4,193	4,518
Tangible Common Equity (TCE)	$148,137	$148,894	$152,796

Common Shares Outstanding (CSO)	2,082	2,082	2,259

Tangible Book Value Per Share (TCE / CSO)	$71.15	$71.52	$67.64

(1) Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Ratios as of June 30, 2020 are preliminary. Commencing January 1, 2020, Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage Ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Loss (CECL) standard. Excluding the deferrals based on the modified CECL transition provision, Citigroup’s CET1 Capital ratio and SLR as of June 30, 2020 would be 11.1% and 6.4%, respectively, on a fully reflected basis.

Citigroup has elected to apply the modified transition provision related to the impact of the CECL accounting standard on regulatory capital, as provided by the US banking agencies’ March 2020 interim final rule. Under the modified CECL transition provision, the allowance for credit losses (after-tax) upon the January 1, 2020 CECL adoption date has been deferred and will phase in to regulatory capital at 25% per year commencing January 1, 2022. For the ongoing impact of CECL, Citigroup is allowed to adjust the allowance for credit losses in an amount equal to 25% of the change in the allowance for credit losses (pre-tax) recognized through earnings for each period between January 1, 2020 and December 31, 2021. The cumulative adjustments to the allowance for credit losses between January 1, 2020 and December 31, 2021 will also phase in to regulatory capital at 25% per year commencing January 1, 2022, along with the deferred impacts related to the January 1, 2020 CECL adoption date. The corresponding adjustments on average on-balance sheet assets are also reflected in Total Leverage Exposure. Additionally, the increase in deferred tax assets (DTA) arising from temporary differences upon the January 1, 2020 adoption date has been deducted from risk-weighted assets (RWA) and will phase in to RWA at 25% per year commencing January 1, 2022.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

4 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

5 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

6 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

7 Credit derivatives are used to economically hedge a portion of the private bank and corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the second quarter 2020, gains / (losses) on loan hedges included $(414) million related to Corporate Lending and $(17) million related to the Private Bank, compared to losses of $(75) million related to Corporate Lending in the prior-year period. The fixed premium costs of these hedges are netted against the Private Bank and Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.